EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Universal Technical Institute, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	5,300,000(2)	$14.68(3)	$77,804,000(3)	$147.60 per $1,000,000	$11,483.87

Total Offering Amounts							$11,483.87

Total Fee Offsets(4)							—

Net Fee Due							$11,483.87

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock, par value $0.0001 per share (“Common Stock”) that becomes issuable under the Universal Technical Institute, Inc. Amended and Restated 2021 Equity Incentive Plan (the “Incentive Plan”) by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Represents 5,300,000 shares of Common Stock reserved for issuance under the Incentive Plan.
(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act and based on the average of the high and low sales price per share of Common Stock on the New York Stock Exchange on March 20, 2024.

(4)	The Registrant does not have any fee offsets.